UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 17, 2025

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

285 Madison Avenue,	New York,	New York	10017

(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code (212)-381-3500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	PVH	New York Stock Exchange
4.125% Senior Notes due 2029	PVH29	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

PVH Corp. (the “Company”) issued a press release on November 18, 2025 to announce the matter reported in Item 5.02 below. The Company included in that release a confirmation of its revenue and earnings guidance for third quarter and full year 2025 on a non-GAAP basis. The press release is attached to this report as Exhibit 99.1.

The information in this Item 2.02 of this current report on Form 8-K and the information relating to the revenue and earnings guidance included in the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, regardless of any general incorporation language.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2025, the Company announced that Zachary Coughlin, its Chief Financial Officer (principal financial officer), will be leaving the Company on December 31, 2025 to pursue an opportunity in another industry. The Company is undertaking a search for a successor Chief Financial Officer.

Melissa Stone, the Company’s Executive Vice President, Global Financial Planning & Analysis, will serve as the Company’s Interim Chief Financial Officer and interim principal financial officer while the Company searches for Mr. Coughlin’s successor. Ms. Stone, age 47, has been a part of the Company’s financial leadership team for over a decade. She was appointed Executive Vice President Global Financial Planning & Analysis in 2025. Ms. Stone previously served as Assistant Corporate Controller beginning in 2015 and held a series of roles of increasing responsibility, including Senior Vice President, Accounting and Group Vice President Corporate Accounting after joining the Company in 2002 as Accounting Manager. Ms. Stone is an active CPA.

In recognition of Ms. Stone’s increased responsibilities in connection with the transition of Mr. Coughlin’s responsibilities and in anticipation of Ms. Stones’ contemplated appointment as the Company’s interim principal financial officer upon Mr. Coughlin’s departure, the Compensation Committee of the Company’s Board of Directors approved:

•a monthly increase of $20,833 to her base salary effective upon her commencement of her new responsibilities on January 1, 2026, to remain in effect for so long as she remains in these interim roles but in no event fewer than six months even if a successor for Mr. Coughlin has been hired and joined;
•a one-time grant of restricted stock units with a grant date value of $200,000 that vest in two equal installments on each of the first and second anniversaries of the grant date;
•a one-time $300,000 cash bonus payable on or as soon as practicable 90-days after Mr. Coughlin’s replacement has commenced employment with the Company, subject to Ms. Stone’s appointment as Interim Chief Financial Officer (interim principal financial officer), as well as her continued employment by the Company on the date of payment, other than by reason of a termination by the Company without cause (as defined under her employment agreement); and
•the payment of up to $5,000 in legal fees relating to this arrangement.

Other than as described above, there are no arrangements or understandings between Ms. Stone and any other person pursuant to which she was appointed as Interim Chief Financial Officer or interim principal financial officer of the Company. There are also no family relationships between Ms. Stone and any director or executive officer of the Company, and Ms. Stone has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As noted, the Company issued a press release announcing this leadership change, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference, other than as provided in Item 2.02.

Item 9.01. Financial Statements And Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 18, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.
(Registrant)

By: /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President, General
Counsel and Secretary

Date: November 18, 2025